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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                           EXHIBIT 23.1


TO THE BOARD OF DIRECTORS
FIRST MERCHANTS ACCEPTANCE CORPORATION


We have audited the accompanying consolidated statement of deficiency in net assets available in liquidation of First Merchants Acceptance Corporation as of December 31, 1998 and 1997, and the related consolidated statement of changes in deficiency in net assets available for liquidation. In addition, we have audited the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the consolidated financial statements, the United States Bankruptcy Court confirmed a Chapter 11 Plan ("Plan"), which became effective on March 31, 1998, which required the Company to liquidate over the next five years. As a result, the Company has changed its basis of accounting as of December 31, 1997 from the going concern basis to a liquidation basis.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the deficiency in net assets available in liquidation of First Merchants Acceptance Corporation as of December 31, 1998 and 1997, and changes in net assets available in liquidation for the year ended December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles on the basis of accounting described in the preceding paragraph.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 31, 1999